Exhibit 10

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FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), is made and entered into as of September 30, 2004, by and among AGL RESOURCES INC., a Georgia corporation (“Holdings”), AGL CAPITAL CORPORATION, a Nevada corporation (the “Borrower”), the several banks and other financial institutions or entities parties to this Amendment (the “Lenders”), SUNTRUST BANK, as administrative agent (in such capacity, the “Administrative Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), and JPMORGAN CHASE BANK, THE BANK OF TOKYO-MITSUBISHI, LTD. and CALYON NEW YORK BRANCH, as documentation agents (in such capacities, the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, Holdings, the Borrower, the Lenders, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents are parties to that certain Credit Agreement, dated as of May 26, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower; and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1. Amendments.

(a)

Section 1.1 of the Credit Agreement is hereby amended by replacing the definitions of Applicable Margin, Facility Fee Rate, Revolving Commitment and Revolving Termination Date in their entirety with the following definitions:

“Applicable Margin”:  for each Type of Loan, the rate per annum set forth below opposite the Level in effect on such day:

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Level	ABR Loans	Eurodollar Loans
Level I	0.000%	0.320%
Level II	0.000%	0.450%
Level III	0.000%	0.600%
Level IV	0.000%	0.900%
Level V	0.000%	1.150%

“Facility Fee Rate”:  for each day during each quarterly calculation period, a rate per annum set forth below opposite the Level in effect on such day:

Level	Facility Fee Rate
Level I	0.080%
Level II	0.100%
Level III	0.150%
Level IV	0.175%
Level V	0.225%

“Revolving Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and to purchase participations in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be increased pursuant to Section 2.22 or otherwise changed from time to time pursuant to the terms hereof.  The aggregate principal amount of the Revolving Commitments as of the First Amendment Effective Date is $750,000,000.

“Revolving Termination Date”:  September 30, 2009.

(b)

Section 1.1 of the Credit Agreement is hereby amended by adding the following new definition of “First Amendment Effective Date” in the appropriate alphabetical order:

“First Amendment Effective Date” shall mean September 30, 2004.

(c)

Section 2.2 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

2.2 Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 a.m., Atlanta time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective lengths of the initial Interest Period therefore.  Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof, and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, however, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.4.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower (or, with respect to Section 3.5, the Issuing Lender) at the Funding Office prior to 12:00 Noon, Atlanta time, on the Borrowing Date requested by or on behalf of the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower (or, with respect to Section 3.5, the Issuing Lender) by the Administrative Agent crediting the account of the Borrower (or, with respect to Section 3.5, the Issuing Lender) on the books of such Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or, at the Borrower's (or, with respect to Section 3.5, the Issuing Lender’s) option, by effecting a wire transfer of such amounts to an account designated by the Borrower (or, with respect to Section 3.5, the Issuing Lender) to the Administrative Agent.

(d)

Section 2.8 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

2.8

Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 a.m. on the date of such prepayment in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of the Loans shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

(e)

Section 2.21 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

2.21

Replacement of Lenders.  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.16 or 2.17(a), (b) requires relief pursuant to Section 2.20 or (c) refuses to consent to certain proposed amendments, modifications, waivers, discharges or terminations with respect to this Agreement that require the consent of all Lenders (or all affected Lenders) pursuant to Section  10.1 and the same have been approved by the Required Lenders, in each case with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.19 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.16 or 2.17(a) or relief pursuant to Section 2.20, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender for any amounts owing under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be an Eligible Assignee, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay to the Lender being replaced all additional amounts (if any) required pursuant to Section 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.  If any circumstances arise which result, or such Lender becomes aware of any circumstances which are expected to result, in the Borrower having to make such compensation or indemnification or in it becoming illegal for such Lender to make, fund or maintain such Lender's Eurodollar Loans, such Lender shall use its commercially reasonable efforts to notify the Borrower thereof and, in consultation with the Borrower, such Lender shall take all steps, if any, it determines are reasonable and the Borrower determines are acceptable to mitigate the effect of those circumstances; provided that no delay or failure by any Lender to provide any such notice shall affect the obligations of the Borrower hereunder.

(f)

Section 2.22 of the Credit Agreement is hereby amended by replacing subsection (a) thereof in its entirety with the following:

(a)

On not more than one occasion during any calendar year, the Borrower may submit to the Administrative Agent the Borrower’s written request that the Revolving Commitments be increased up to a total amount not to exceed on any such occasion $1,000,000,000 (the requested amount on each such occasion being the “Maximum Revolving Commitments”), and the Administrative Agent shall promptly give notice of such request to each Lender (the “Revolving Commitment Increase Notice”).  Within fifteen (15) Business Days after its receipt from the Administrative Agent of a Revolving Commitment Increase Notice, each Lender that desires to increase its Revolving Commitment in response to such request (each such Lender, a “Consenting Lender”) shall deliver written notice to the Administrative Agent of its election to increase its Revolving Commitment and the maximum amount of such increase (for each Consenting Lender, its “Additional Revolving Commitment”), which may not be larger than the excess of (a) the Maximum Revolving Commitments, over (b) the Revolving Commitments then in effect.  The failure of any Lender to so notify the Administrative Agent of its election and its Additional Revolving Commitment, if any, shall be deemed to be a refusal by such Lender to increase its Revolving Commitment.  If the sum of the Revolving Commitments then in effect plus the aggregate Additional Revolving Commitments does not exceed the Maximum Revolving Commitments, the Revolving Commitment of each Consenting Lender shall be increased by its Additional Revolving Commitment as hereinafter provided.  If the sum of the Revolving Commitments then in effect plus the aggregate Additional Revolving Commitments exceeds the Maximum Revolving Commitments, the Revolving Commitment of each Consenting Lender shall be increased by an amount equal to the product of (i) such Consenting Lender’s Additional Revolving Commitment multiplied by (ii) the quotient of (a) the excess of (A) the Maximum Revolving Commitments, over (B) the Revolving Commitments then in effect, divided by (b) the aggregate Additional Revolving Commitments of all Consenting Lenders.  Any increase in the Revolving Commitments shall be effective as of the date specified pursuant to Section 2.22(c); provided, that the Revolving Commitments may not at any time exceed the Maximum Revolving Commitments.

(g)

Section 4.3 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

4.3

Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that such non-compliance, singly or in the aggregate, could not reasonably be expected to result in liability or loss to the Group Members in an aggregate amount in excess of $75,000,000.

(h)

Section 6.7 of the Credit Agreement is hereby amended by replacing subsection (b) thereof in its entirety with the following:

(b)

the following events, at such time as a Responsible Officer has knowledge thereof; any (i) default or event of default under any material Contractual Obligation of any of Holdings, the Borrower, or their respective Subsidiaries or (ii) litigation or governmental proceeding that may exist at any time between any of Holdings, the Borrower, or their respective Subsidiaries and any Governmental Authority, and (iii) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, that in any of the foregoing cases, singly or in the aggregate, could reasonably be expected to result in liabilities, losses or claims to the Group Members in an aggregate amount in excess of $75,000,000; and

(i)

Section 7.1 of the Credit Agreement is hereby amended by replacing subsection (b) thereof in its entirety with the following:

(b)

Consolidated Net Worth.  Permit Consolidated Net Worth at any time to be less than the sum of (i) 75% of Consolidated Net Worth as of June 30, 2004, (ii) 25% of the cumulative positive consolidated net income of Holdings for each fiscal quarter ending after June 30, 2004, and (iii) 75% of the Net Proceeds from any Equity Issuance of any Group Member occurring after June 30, 2004.

(j)

Section 7.4 of the Credit Agreement is hereby amended by replacing subsection (e) thereof in its entirety with the following:

(e)

the Disposition of other Assets, the aggregate net book value of which, when combined with all such other Assets sold, leased, transferred or otherwise disposed of since June 30, 2004, would not exceed 20% of Holding’s consolidated Assets at the end of the preceding fiscal quarter (including the fourth fiscal quarter) of Holdings for which financial statements have most recently been delivered to the Administrative Agent pursuant to Section 6.1.

(k)

Section 7.7 of the Credit Agreement is hereby amended by replacing subsections (e) and (f) thereof in their entirety with the following:

(e)

other Investments made by Holdings or its Restricted Subsidiaries (excepting the Borrower) subsequent to March 31, 2004 where such Investments consist of purchases of, or other investments in, the Capital Stock or other equity or ownership interests, assets, obligations or other interests in, Subsidiaries, joint ventures, or other Persons, in each case that are engaged principally in the business of purchasing, gathering, compression, transportation, distribution, exploration, production, processing or storage of natural gas, or asset management with respect to the foregoing, provided that no such purchases or other investments of Capital Stock or other equity or ownership interests are opposed by the board of directors or other comparable governing body or management of the issuer of such Capital Stock or other equity or ownership interests; and

(f)

$150,000,000 in respect of Investments other than those described in the preceding clause (e).

(l)

Section 8 of the Credit Agreement is hereby amended by replacing subsection (d) thereof in its entirety with the following:

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by any Responsible Officer of any Loan Party or (ii) notice to the Borrower from the Administrative Agent or the Required Lenders; or

(m)

Section 8 of the Credit Agreement is hereby amended by replacing subsection (e) thereof in its entirety with the following:

(e)

any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace or notice and cure, if any, provided in any instrument or agreement under which such Indebtedness was created; or (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared due and payable, or be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the scheduled maturity thereof by reason of such event or condition; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the total principal amount of which exceeds in the aggregate $75,000,000 (which, in the case of Indebtedness arising under any Hedge Agreement, shall be determined as the amount, if any, that would then be payable by the Group Member thereunder if such Hedge Agreement were to be terminated as a result of default by such Group Member); or

(n)

Section 8 of the Credit Agreement is hereby amended by replacing subsection (g) thereof in its entirety with the following:

(g)

(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, results in liabilities of the Group Members in respect thereof in excess of $75,000,000; or

(o)

Section 8 of the Credit Agreement is hereby amended by replacing subsection (h) thereof in its entirety with the following:

(h)

one or more judgments or decrees shall be entered against any Group Member involving in the aggregate liabilities (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(p)

The Credit Agreement is amended by replacing Schedule 1.1 in its entirety with Schedule 1.1 to this Amendment.

2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received the following:

(q)

executed counterparts of this Amendment from the Borrower, Holdings and the Lenders; together with any new or replacement Notes requested by the Lenders as executed and delivered by the Borrower,

(r)

executed legal opinions of (1) Alston & Bird, counsel to Holdings, and (2) Woodburn and Wedge, counsel to the Borrower, in form and substance satisfactory to the Administrative Agent and the Required Lenders;

(s)

duly executed certificates of the Secretary or an Assistant Secretary of the Borrower and Holdings containing specimen signatures of the persons authorized to execute this Amendment on behalf of the Borrower and Holdings, and any other documents provided for herein, together with (x) copies of resolutions of the Boards of Directors of the Borrower and Holdings authorizing the execution and delivery of this Amendment, (y) copies of the Borrower’s and Holdings’ articles or certificate of incorporation, by-laws, and other governing or organizational documents, and (z) a certificate of good standing from the Office of the Secretary of State of the state of organization of each of the Borrower and Holdings; and

(t)

(i) an upfront fee in the amount of 0.10% of the increase in the Total Revolving Commitments pursuant to this Amendment, to be applied pro rata among the Lenders based on the increase in the Revolving Commitment of each Lender, (ii) such other fees as the Borrower has previously agreed to pay the Administrative Agent or any of its affiliates in connection with this Amendment pursuant that certain agreement dated September 3, 2004 among SunTrust Capital Markets, Inc., the Borrower and Holdings, and (iii) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent).

3. Acquisition of NUI  The Administrative Agent, the Lenders, Holdings and the Borrower hereby agree that upon consummation by Holdings of the acquisition of NUI Corporation (“NUI”), the Borrower shall designate NUI and each of its Subsidiaries as either a Restricted Subsidiary or Unrestricted Subsidiary and shall supplement each Schedule to the Credit Agreement if such Schedule is no longer accurate after giving effect to such acquisition; provided that if the occurrence or existence of any of the matters described on any such supplement would otherwise have constituted a Default or Event of Default, or would otherwise have caused any of the representations and warranties set forth in the Credit Agreement to be inaccurate or misleading in any material respect after giving effect to such acquisition, then such supplement shall not become or be deemed to be effective except as consented to by Agent and Required Lenders in writing.

4. Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, Holdings and the Borrower joint and severally hereby represents and warrants to the Lenders and the Administrative Agent that:

(a)

The execution, delivery and performance by such Loan Party of this Amendment (i) are within such Loan Party’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of such Loan Party’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Loan Party or any of its Subsidiaries is a party or by which such Loan Party or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Loan Party or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other person;

(b)

This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

(c)

After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

5. Reaffirmations and Guaranty.  The Guarantor consents to the execution and delivery by the Borrower of this Amendment ratifies and confirms the terms of the Guarantee Agreement with respect to the Obligations now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. The Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Guarantee Agreement (i) is and shall continue to be a primary obligation of the Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the liability of the Guarantor under the Guarantee Agreement.

6. Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

7. Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

8. No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

9. Costs and Expenses.  The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

10. Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

11. Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

12. Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Guarantor, by their respective authorized officers as of the day and year first above written.

BORROWER AND GUARANTOR:

AGL RESOURCES INC.

By: /s/ Andrew Evans

      Andrew Evans

      Vice President and Treasurer

AGL CAPITAL CORPORATION

By: /s/ Paul R. Shlanta

      Name: Paul R. Shlanta

      Title: President and Corporate Secretary

LENDERS:

SUNTRUST BANK, as Administrative
Agent and as a Lender

By: /s/ Linda Stanley

      Linda Stanley

      Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By: /s/ Mark D. Weir

      Name:  Mark D. Weir

      Title:  Director

THE BANK OF TOKYO-MITSUBISHI, LTD., New York Branch, as Co-Documentation Agent and as a Lender

By: /s/ Ro Toyoshima

      Name:  Ro Toyoshima

      Title:  Vice President

CALYON NEW YORK BRANCH, as Co-Documentation Agent and as a Lender

By: /s/ Olivier Audemard

      Name:  Olivier Audemard

      Title:  Managing Director

By: /s/ Pierre Debray

      Name:  Pierre Debray

      Title:  Managing Director

JPMORGAN CHASE BANK, as Co-Documentation Agent and as a Lender

By: /s/Peter M. Ling

       Name:  Peter M. Ling

       Title:  Managing Director

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By: /s/ Matthew J. Main

      Name:  Matthew J. Main

      Title:  Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By: /s/ Kevin Bertelsen

      Name:  Kevin Bertelsen

      Title:  Vice President

MORGAN STANLEY BANK, as a Lender

By: /s/ Daniel Twenge

      Name:  Daniel Twenge

      Title:  Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Alex Idichandy

      Name:  Alex Idichandy

      Title:  Vice President

By: /s/ Horace Jennings

      Name:  Horace Jennings

      Title:  Vice President

BANK OF NEW YORK, as a Lender

By: /s/ Charlotte Sohn Fuiks

      Name:  Charlotte Sohn Fuiks

      Title:  Vice President

KBC BANK N.V., as a Lender

By: /s/ Jean-Pierre Diels

      Name:  Jean-Pierre Diels

      Title: First Vice President

By: /s/

Eric Raskin

      Name:  Eric Raskin

      Title:  Vice President